EXHIBIT 99.2

FY 2015 speech

Good morning. I'm Dan O'Brien, CEO.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for full year 2015.

First let me describe the business and review the changes that have occurred in the past year after which I will move on to the financials.

The NanoChem Division

This division makes polyaspartic acid [TPA] a biodegradable protein with many valuable uses. It now represents approximately 95% of revenue and is the sales and profit driver of our company.

TPA is used in agriculture to increase crop yield. The chemical mechanism is the ability of TPA to maintain crystal embryos of fertilizer salts in their embryonic form in the soil for several months, which has the effect of making fertilizer easier for plants to absorb. Because the plant expends less energy getting its nutrients, it has more energy available to produce valuable crops. In North America, the wholesale market is over 2 billion a year and most crops are able to use TPA profitably. Crop prices currently available to growers are well above the breakeven point for using TPA.

TPA is a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are strong and oil companies in the Nordic countries use TPA as part of environmental regulation. We are experiencing interest from forward thinking oil producing countries other than Scandinavia and have reasonable expectations of gaining new customers over time. There is continuing research in the concept of TPA as part of tight oil and gas fracturing liquids. TPA is used as part of the fracking fluid and intended to prevent scale from destroying the permeability of the rock pores as well as its more known function of scale control in piping. Clogged pores reduce well production. TPA has added value compared to existing fluid components due to its biodegradability - it does not need to be removed when cleaning used fracking water and demonstrates driller sensitivity to environmental safety which can improve relationships with neighbors and regulators. Fracking has declined as oil prices have dropped and we are seeing weak sales into this market. However, the industry is able to recover quickly if oil prices improve and we are prepared to increase supply when needed.

SUN 27(TM): We have been selling this product for 2 years and are satisfied with the growth curve. SUN 27(TM) is a fertilizer additive that reduces the speed of nitrogen fertilizer degradation in soil. Most soils contain the protein urease, which is an enzyme that degrades nitrogen fertilizer. Up to half the nitrogen applied to a field can be lost to urease activity. This is a significant cost to the grower and has negative environmental side effects. The size of the potential market for urease inhibition is very large. Nitrogen, in various formats that can be protected by SUN 27(TM), is applied to millions of acres of crop land each year and nitrogen loss through urease enzyme activity destroys large amounts of expensive nitrogen fertilizer. SUN 27(TM) is equal to, or better than, competing products and pricing is set to be very competitive at both wholesale and retail levels. SUN 27(TM) has a lower freezing point than competing urease inhibitors resulting in reduced storage problems. SUN 27(TM) is manufactured in the US and sold by our NanoChem subsidiary: www.nanochems.com. SUN 27(TM) is available in multi-truckload volumes.

N-Savr 30(TM): As a result of our inventive work to develop SUN 27(TM), we became expert enough in nitrogen conservation chemistry to formulate a solution to the second major cause of nitrogen fertilizer loss; de-nitrification. This is also caused by bacterial activity in soil - warm wet soils are the most prone - resulting in oxygen being stripped from the fertilizer to leave nitrogen gas. The gas can't be used by the plants and escapes to the atmosphere. The gold standard for reducing de-nitrification is a DCD solution and we have developed an excellent version. Sales in 2016 have been significantly larger than 2015 leading us to believe that this represents a long term business for us. At this time we are manufacturing for distribution under trade names owned by our distributors as well as our pending trademark: N-Savr 30(TM).

Watersavr(TM) may have had the breakthrough it has sought for years with the 2014 project in Wichita Falls, TX. Flooding prevented us from repeating the 2014 sales in 2015 but unless the floods come again in 2016, we hope to obtain WS revenue from Texas this season. We are continuing our efforts in the USA, Turkey, Brazil, Chile, parts of East-Asia and Australia.

We are pleased to hear from Lake Sahara, Las Vegas that for the fourth year in a row, they are sure they have saved money and water. Water quality remains exactly as it was before the introduction of Watersavr(TM). In addition, the endangered fish species population of Lake Sahara is larger today than the first year of Watersavr(TM) use. Lake Sahara has confirmed that they will use our product again this season. While this customer is small, their loyalty and continuity of use are valuable in showing prospective customers, the safety, positive environmental profile and economic value of saving water with Watersavr(TM).

Q1 AND REST OF 2016

Agriculture revenue in the first 3 months of 2016 has been similar to 2015. We have noted an even greater trend to "just in time" orders this year compared to 2015 which could be related to both lower chemical prices and lower crop prices. This might result in larger Q2 agriculture sales.

Oil prices remain low for a second straight year. We see stresses growing throughout the industry and expect to find it difficult to expand sales in 2016. We are working very hard to retain our existing customers and to help them be as efficient as possible.

WaterSavr(TM) sales: The true evaporation season is just starting in April and May so we are intent on closing sales in Q2 for delivery in late spring and through the summer. Given the half dozen serious negotiations that are taking place, we are optimistic that we will report some successes in Q2.

Highlights of the financial results:

     o Sales for the full year were $15.9 million compared with $15.9 million for 2014. The result was a gain of $1.51 million or $0.11 per share in the 2015 period, compared to a gain of $403 thousand or $0.03 per share, in 2014. Subsequent to the year end, a share buy-back of 1,750,000 shares was executed at a price of $0.90 per share. This will have a significant effect on the earnings per share figures going forward. The FY 2015 financials do not reflect the share count change.

Sales in Q4 were 3.73 million down $230,000 compared to 3.96 million in the year earlier period.

Because of the out-size effects of depreciation, stock option expenses and one-time items on the financials of small companies, FSI also provides a non-GAAP measure useful for judging year over year success. "Operating cash flow" is arrived at by removing these items from the statement of operations.

For full year 2015, operating cash flow increased to $3 million and 23 cents per share compared to $1.54 million or 12 cents per share in 2014. Drivers of the increased performance include better margins, lower legal expenses, improved product mix and further reduction in costs from shuttering the Taber plant. The increase in operating cash flow allowed us to afford the January share repurchase and will fund our strategies to increase sales in the future. Detailed information on how to reconcile GAAP with non-GAAP numbers is included in our news release of yesterday, March 30th.

The text of this speech will be available on our website by Thursday March 31st. Email or fax copies can be requested from Jason Bloom at 1800 661 3560. [Jason@flexiblesolutions.com] Thank you, the floor is open for questions.